Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of             ,             , between Harrah’s Operating Company, Inc., with offices at One Caesars Palace Drive, Las Vegas, Nevada (the “Company”), and              (“Executive”).

The Company and Executive agree as follows:

1. Introductory Statement. The Company desires to secure the services of Executive as              effective on the Closing Date of the merger (the “Effective Date”) between Hamlet Merger Inc. and Harrah’s Entertainment, Inc. (the “Merger”), as defined in the agreement and plan of merger (the “Merger Agreement”) dated December 19, 2006, by and among Hamlet Holdings LLC, Hamlet Merger, Inc., and Harrah’s Entertainment, Inc., and Executive is willing to execute this Agreement with respect to his or her employment. This Agreement supersedes the employment agreement between the Company and Executive dated                      (the “Prior Employment Agreement”).

The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for a period beginning on the Effective Date and ending on the third anniversary thereof (the “Initial Term”); provided that, on the third anniversary of the Effective Date and each anniversary of the Effective Date thereafter, the employment period shall be extended by one year unless, at least sixty (60) days prior to such anniversary, the Company or Executive delivers a written notice (a “Notice of Non-Renewal”) to the other party that the employment period shall not be so extended (the Initial Term as from time to time extended or renewed, the “Employment Term”).

2. Agreement of Employment. Effective as of the Effective Date, the Company agrees to, and hereby does, employ Executive, and Executive agrees to, and hereby does, accept continued employment by the Company, in a full-time capacity as                      pursuant to the provisions of this Agreement and of the bylaws of the Company, and subject to the control of the individual or individuals to whom Executive reports and the Board of Directors (the “Board”).

3. Executive’s Obligations. During the period of his or her service under this Agreement, Executive shall devote substantially all of his or her time and energy during business hours to the benefit of the Company’s business. Executive agrees to serve the Company diligently and to the best of his or her ability, and to follow the policies and directions of the Company.

4. Compensation.

4.1 Base Salary. As compensation for all services performed by Executive under and during the Employment Term, the Company shall pay to Executive a base salary at the rate of $             per year, in equal bi-weekly installments in accordance with its customary payroll practices. The Human Resources Committee of the Board or any successor committee responsible for setting compensation levels for executives (the “Committee”) shall, in good faith, review the salary of Executive, on an annual basis, with a view to consideration of appropriate merit increases (but not decreases) in such salary. Such base salary, as may be increased from time to time, is hereafter referred to as the “Base Salary.” All payments will be subject to Executive’s chosen benefit deductions and the deductions of payroll taxes and similar assessments as required by law.

4.2 Bonus. Executive will participate in the Company’s annual incentive bonus program(s) applicable to Executive’s position, in accordance with the terms of such program(s), and shall have the opportunity to earn an annual bonus thereunder based on the achievement of performance objectives determined by the Board.

If Executive dies or resigns pursuant to this Agreement or pursuant to any other agreement between the Company and Executive providing for such resignation during the period of this Agreement, service for any part of the month in which any such event occurs shall be considered service for the entire month.

5. Equity Award. As soon as reasonably practicable following the Effective Date, provided Executive has taken all steps necessary to complete his or her investment in the Company in connection with the Merger, the Company will grant Executive certain options (the “Options”) to purchase shares of non-voting common stock of the Company (the “Option Shares”). The specific terms and conditions governing all aspects of the Options shall be provided in applicable grant agreements and any relevant plan documents (collectively, the “New Option Plan”). The Options shall be comprised of Options that vest and become exercisable in installments over a three-year period, subject to Executive’s continued employment with the Company through the applicable vesting date (the “Time Based Options”) and Options that will vest and become exercisable only upon the achievement by the Company of certain performance targets in accordance with the New Option Plan (the “Performance Based Options”). Notwithstanding the foregoing, Executive’s Time Based Options shall not vest during the Severance Agreement Period (as defined in Section 8 hereof) provided that, if Executive is employed by the Company on the first business day after the Severance Agreement Period expires in accordance with Section 8 hereof, the Time Based Options that would have vested during the Severance Agreement Period will immediately vest and become exercisable in accordance with the terms of the New Option Plan.

6. Benefits. During the Employment Term, except as otherwise provided herein, Executive shall be entitled to participate in any and all incentive compensation and bonus arrangements maintained by the Company for its similarly-situated executives and to receive benefits and perquisites at least as favorable to Executive as those presently provided to Executive by the Company.

6.1 Health Insurance. Executive will receive the regular group health plan coverage(s) provided to similarly situated officers, which coverage(s) may be subject to generally applicable changes during the Employment Term, provided that such changes are generally applicable to similarly situated officers. Executive will be required to contribute to the cost of the basic plan in the same manner as other similarly situated officers. Executive will receive coverage under no less favorable a health plan than other similarly situated officers.

6.2 Long Term Disability Benefits. Executive will be eligible to receive long term disability coverage paid by the Company in accordance with the terms of the Company’s policies.

6.3 Life Insurance. Executive will receive life insurance paid by the Company in accordance with the terms of the Company’s policies as in effect from time to time, which policies may be subject to changes during the Employment Term, provided that such changes are generally applicable to similarly situated officers.

6.4 Retirement Plan. Executive will also be eligible during the Employment Term to participate in the Company’s 401(k) Plan, as may be modified or changed. In addition, Executive will also be eligible during the Employment Term to participate in the Company’s deferred compensation plan, as may be modified or changed from time to time, in the same manner as other similarly situated officers of the Company.

6.5 Financial Counseling. During the Employment Term, Executive will also receive financial counseling in accordance with the terms of the Company’s policies as in effect from time to time, which policies may be subject to changes during the Employment Term, provided that such changes are generally applicable to similarly situated officers.

6.6 Vacation. Executive will be entitled to paid vacation in accordance with the terms of the Company’s policies.

6.7 Reimbursement of Expenses. The Company shall pay, or will reimburse Executive for, reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with Company policy.

6.8 D&O Insurance. The Company shall provide Executive with Director’s and Officer’s indemnification insurance coverage, in amount and scope that is customary for a company of the Company’s size and nature, in accordance with the terms of the Company’s policies as in effect from time to time, which policies may be subject to changes during the Employment Term, provided that such changes are generally applicable to similarly situated officers.

6.9 Reimbursements; In-Kind Benefits. To the extent that any amount eligible for reimbursement or any in-kind benefit provided under this Agreement is deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the following rules shall apply:

(a) Payment of such reimbursements shall be made no later than the end of Executive’s taxable year following the taxable year in which the expense is incurred;

(b) All such amounts eligible for reimbursement or any in-kind benefit provided under this Agreement in one taxable year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any other taxable year; and

(c) The right to any such reimbursement or in-kind benefit hereunder shall not be subject to liquidation or exchange for any other benefit.

The parties intend that all reimbursements or in-kind benefits provided for hereunder will be made in a manner that makes such reimbursements and in-kind benefits consistent with or exempt from Section 409A of the Code.

7. Lifetime Medical Coverage. If (a) Executive reaches the age of fifty (50) and, when added to his or her number of years of continuous service with the Company, including any period of salary continuation, the sum of his or her age and years of service equals or exceeds sixty-five (65), and at any time after the occurrence of both such events Executive’s employment is terminated by the Company without Cause, by Executive for Good Reason or due to the Company’s delivery to Executive of a Notice of Non-Renewal as described in Section 9.1 below or is terminated by reason of disability as described in Section 9.4 below; or (b) Executive reaches the age of fifty-five (55) and has attained ten (10) years of continuous service with the Company, including any period of salary continuation, and at any time after the occurrence of both such events Executive’s employment terminates for any reason other than by the Company for “Cause” as described in Section 9.2 below, Executive and his or her then-eligible dependents shall be entitled to participate in the Company’s group health insurance plan, as amended from time to time by the Company, after Executive’s Separation Date or the end of the Salary Continuation Period, as applicable, for the remainder of Executive’s life (“Life Coverage Period”). During the Life Coverage Period, Executive shall pay twenty percent (20%) of then applicable premium for current employees (revised annually) on an after-tax basis each quarter, and the Company shall pay eighty percent (80%) of said premium on an after-tax basis, which contribution will be imputed income to Executive to the extent required by the applicable provisions of the Code. As soon after the Separation Date as Executive becomes eligible for Medicare coverage, the Company’s group health insurance plan shall become secondary to Medicare. For the avoidance of doubt, the amount of health insurance benefits paid to Executive under this Section 7 shall be subject to the provisions of Section 6.9 herein.

If Executive engages in any of the activities described in Section 12.1 below during the Life Coverage Period, the entitlement of Executive and his or her then-eligible dependents to participate in the Company’s group health insurance plan shall terminate automatically, without any further action or notice by either party, subject to applicable COBRA rights, which shall commence on the Separation Date. If Executive engages in any of the activities described in said Section 12.1 in a business which does not compete with the Company or any of its subsidiaries during the Life Coverage Period, the Company’s group health insurance plan shall become secondary to any primary health insurance plan or coverage made available to Executive by that business.

8. Severance Agreement. Executive hereby agrees that his or her Severance Agreement, dated                      with Harrah’s Entertainment, Inc. (the “Severance Agreement”) as modified by this Section 8 and Section 16, shall remain in full force and effect during the two-year period following the Effective Date (the “Severance Agreement Period”) and shall automatically cease to have any force and effect from and after the second anniversary of the Effective Date. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (as such terms are defined in the Severance Agreement) during the Severance Agreement Period, then (a) Executive’s severance benefits (if any) shall be governed only by the Severance Agreement, as modified by this Section 8 and Section 16, it being understood that Executive shall be subject to the restrictive covenants (including non-compete provisions) and other obligations under the Severance Agreement and such restrictive covenants and other obligations shall remain in effect in accordance with their terms following a termination of Executive’s employment with the Company and its affiliates (b) all Time Based Options shall be forfeited and Executive’s Performance Based Options will be treated in accordance with the terms of the New Option Plan, (c) Executive shall retain the right to lifetime medical coverage under Section 7 hereof and (d) Executive shall have no right to any severance benefit under Section 9 of this Agreement. If Executive’s employment is terminated under circumstances other than those described in the preceding sentence, then (a) Executive’s severance benefits (if any) shall be governed by this Agreement, (b) Executive’s Options and Option Shares will be treated in accordance with the terms of the New Option Plan, and (c) Executive shall have no right to any severance benefit under the Severance Agreement. Notwithstanding anything to the contrary set forth in the Severance Agreement, Executive expressly acknowledges and agrees that any provisions in the Severance Agreement relating to equity or equity-based awards will not apply to any equity awards that may be granted to Executive from and after the Effective Date (including without limitation the Options and Option Shares), whether granted under the New Option Plan or otherwise. Executive acknowledges and agrees that the Company’s execution of this Agreement satisfies the provisions of Section 5 of his or her Severance Agreement (and thereby waives his or her right to terminate his or her employment for Good Reason pursuant to Section 2(c)(vii) of the Severance Agreement).

9. Termination of Employment. Except as expressly provided in Section 8 hereof, the following provisions shall govern Executive’s rights to severance benefits (if any) upon a termination of his or her employment.

9.1 Termination Without Cause; Resignation for Good Reason; Company Failure to Renew.

(a) The Board reserves the right to terminate the Employment Term and Executive from his or her then current position without Cause at any time. Executive reserves the right to terminate the Employment Term and resign from his or her position for Good Reason (as defined in Section 11.2 herein) by giving the Company thirty (30) days written notice which states the basis for such Good Reason.

(b) Upon (x) the Company’s termination of Executive’s employment without Cause, (y) a termination of Executive’s employment due to the Company’s delivery to Executive of a Notice of Non-Renewal in accordance with Section 1 hereof (it being understood and agreed that (1) the Company’s obligations pursuant to this Section 9.1(b)(y) shall survive until fully discharged, notwithstanding the conclusion or expiration of the Employment Term and (2) for purposes of the Management Investor Rights Agreement, dated as of January 28, 2008, among Harrah’s Entertainment, Inc. and the other parties thereto, the termination of Executive’s employment with the Company due to the Company’s delivery to Executive of a Notice of Non-Renewal in accordance with Section 1 shall be treated as a termination of

Executive’s employment without Cause) or (z) Executive’s resignation from his or her position for Good Reason as described in Section 9.1(a) above:

(i) The Company shall pay Executive, within thirty (30) days following his or her termination of employment, Executive’s accrued but unused vacation, unreimbursed business expenses and Base Salary through the date of termination (to the extent not theretofore paid) (the “Accrued Benefits”);

(ii) Subject to Executive executing and not revoking the release attached hereto as Exhibit B, the Company will pay Executive: (A) in approximately equal installments during the eighteen (18) month period following such termination (the “Severance Period”), a cash severance payment in an amount equal to 1.5 multiplied by his or her Base Salary as in effect on the date of termination (the “Severance Payment”) and (B) at the time it pays annual bonuses to its similarly situated active officers, a pro rated bonus for the year in which the termination of employment occurs if (x) as of the date of termination of employment, Executive has been employed with the Company for more than six (6) months, (y) the separation occurs after June 30 of the year in which the termination of employment occurs and (z) Executive is eligible to receive such bonus on the basis of actual performance in accordance with the terms of the applicable bonus plan. If applicable, Executive will be entitled to receive the benefits set forth on Exhibit A hereto during the Severance Period. Subject to the following sentence, the installments of the Severance Payment will be paid to Executive in accordance with the Company’s customary payroll practices, and will commence on the first payroll date following the termination of Executive’s employment. Notwithstanding the foregoing, if, as of the date of termination, Executive is a “specified employee” as defined in subsection (a)(2)(B)(i) of Section 409A of the Code (“Specified Employee”), installments of the Severance Payments will not commence, and payment of the pro rated bonus (if any) will not be made, until the first business day after the date that is six months following Executive’s “separation from service” within the meaning of subsection (a)(2)(A)(i) of Section 409A of the Code (the “Delayed Payment Date”) and, on the Delayed Payment Date, the Company will pay to Executive a lump sum equal to all amounts that would have been paid during the period of the delay if the delay were not required plus interest on such amount at a rate equal to the short-term applicable federal rate then in effect, and will thereafter continue to pay Executive the Severance Payment in installments in accordance with this Section; and

(iii) Executive’s Options and Option Shares will be treated in accordance with the terms of the New Option Plan.

(c) Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), neither the Company nor Executive shall have any additional obligations under this Agreement.

9.2 Termination for Cause or Resignation Without Good Reason.

(a) The Company will have the right to terminate the Employment Term and Executive’s employment with the Company at any time from his or her then-current positions for Cause (as defined in Section 11.1 herein). A resignation by Executive without Good Reason shall not be a breach of this Agreement.

(b) If the Employment Term and Executive’s employment are terminated for Cause, or if he or she resigns from his or her position without Good Reason, then: (i) Executive’s employment shall be deemed terminated on the date of such termination or resignation; (ii) Executive shall be entitled to receive all Accrued Benefits from the Company within thirty (30) days following such termination; and (iii) his or her rights with respect to his or her Options and Option Shares will be as set forth in the New Option Plan.

(c) Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by COBRA, neither the Company nor Executive shall have any additional obligations under this Agreement.

9.3 Death.

(a) In the event that the Employment Term and Executive’s employment are terminated due to his or her death, (i) Executive’s right to receive his or her Base Salary and benefits under this Agreement (other than the Accrued Benefits) will terminate, and his or her estate and beneficiary(ies) will receive the benefits they are entitled to receive under the terms of the Company’s benefit plans and programs by reason of a participant’s death during active employment, (ii) Executive’s estate shall be entitled to receive all Accrued Benefits from the Company within thirty (30) days following such termination and (iii) Executive’s Options and Option Shares will be treated in accordance with the terms of the New Option Plan. For the avoidance of doubt, Executive’s estate shall be an express third party beneficiary of this provision, with the right to enforce the provision for and on behalf of Executive’s beneficiary(ies).

(b) If Executive dies at a time when the Company owes Executive any Severance Payment(s) pursuant to Section 9.1(b), the Company shall pay such remaining Severance Payment(s) in a lump sum to Executive’s estate.

(c) Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by COBRA, neither the Company nor Executive shall have any additional obligations under this Agreement.

9.4 Disability.

(a) If the Employment Term and Executive’s employment are terminated by reason of Executive’s disability (as defined below), he or she will be entitled to apply, at his or her option, for the Company’s long-term disability benefits and, if he or she is accepted for such benefits, then Executive’s Options and Option Shares will be treated in accordance with the terms of the New Option Plan, and the terms and provisions of the Company’s benefit plans and programs that are applicable in the event of such disability of an employee shall apply in lieu of the salary and benefits under this Agreement, except that:

(i) Executive will be entitled to the lifetime group insurance benefits described in Section 7;

(ii) Executive will be paid his or her Accrued Benefits within thirty (30) days of termination;

(iii) Executive will receive eighteen (18) months of Base Salary continuation (the “Salary Continuation Payment”), offset by any long term disability benefits to which he or she is entitled during such period of salary continuation. In addition to payment of his or her Base Salary, Executive will be entitled to all benefits during the salary continuation period. Notwithstanding the foregoing, if, as of the date of termination pursuant to this Section 9.4, Executive is a Specified Employee, installments of the Salary Continuation Payment will not commence until the Delayed Payment Date and, on the Delayed Payment Date, the Company will pay to Executive a lump sum equal to all amounts that would have been paid during the period of the delay if the delay were not required plus interest on such amount at a rate equal to the short-term applicable federal rate then in effect, and will thereafter continue to pay Executive the Salary Continuation Payment in installments in accordance with this Section.

(b) If Executive is disabled so that he or she cannot perform his or her duties, then the Company may terminate his or her duties under this Agreement after giving Executive thirty (30) days’ notice of such termination (during which period Executive shall not have returned to full time performance of his or her duties). For purposes of this Agreement, disability will be the inability of Executive, with or without a reasonable accommodation, to perform the essential functions of his or her job for one hundred and eighty (180) days during any three hundred and sixty five (365) consecutive calendar day period as reasonably determined by the Committee (excluding Executive) based on independent medical advice from a physician who has examined Executive (such physician to be selected by the Company and reasonably acceptable to Executive).

(c) Except as otherwise provided in this Agreement, and except for any vested benefits under any tax qualified pension plans of the Company and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by COBRA, neither the Company nor Executive shall have any additional obligations under this Agreement.

10. Voluntary Termination Notice Period. Executive may terminate this Agreement at any time for any or no reason during its term upon thirty (30) days’ prior written notice to the Company, except as specified in this Section. If Executive is going to work or act in competition with the Company or its affiliates as described in Section 12 of this Agreement, Executive must give the Company six (6) months’ prior written notice of his or her intention to do so. The written notice provided by Executive shall specify the last day to be worked by Executive (the “Separation Date”), which Separation Date must be at least thirty (30) days or up to six (6) months (as appropriate) after the date the notice is received by the Company (it being understood that Executive shall not work or act in competition with the Company or its affiliates as described in Section 12 of this Agreement for the six (6) month period following delivery of the written notice referenced in the immediately preceding sentence without the prior written consent of the Company). Unless otherwise specified herein, or in a writing executed by both parties, Executive shall not receive any of the benefits provided in this Agreement after the Separation Date except for applicable rights and benefits that apply to employees generally after their termination of employment.

11. Definitions of Cause and Good Reason.

11.1 (a) For purposes of this Agreement, “Cause” shall mean:

(i) The willful failure of Executive to substantially perform Executive’s duties with the Company (as described in Section 2 and Section 3) or to follow a lawful, reasonable directive from the Board or the chief executive officer of the Company (“CEO”) or such other executive officer to whom Executive reports (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board (or the CEO, as applicable) which specifically identifies the manner in which the Board (or the CEO, as applicable) believes that Executive has willfully not substantially performed Executive’s duties or has willfully failed to follow a lawful, reasonable directive;

(ii)(A) Any willful act of fraud, or embezzlement or theft, by Executive, in each case, in connection with Executive’s duties hereunder or in the course of Executive’s employment hereunder or (B) Executive’s admission in any court, or conviction of, or plea of nolo contendere to, a felony;

(iii) Executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which the Company or Harrah’s Entertainment, Inc. conducts gaming operations;

(iv)(A) Executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to the Company, or (B) a final judicial order or determination prohibiting Executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the New York Stock Exchange; or

(v) A willful breach by Executive of Section 12 or Section 13 of this Agreement.

(b) For purposes of this Section 11, no act or failure to act on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until Executive has been provided with written notice of the claim(s) against him or her under the above provision(s) and a reasonable opportunity (not to exceed thirty (30) days) to cure, if possible, and to contest said claim(s) before the Board.

11.2 For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by Executive notifying the Company of his or her intention to terminate his or her Employment for Good Reason:

(a) A reduction by the Company in Executive’s annual Base Salary, as the same may be increased from time to time pursuant to Section 4.1 hereof, other than a reduction in base salary that applies to a similarly situated class of employees of the Company or its affiliates;

(b) Any material diminution in the duties or responsibilities of Executive as of the date hereof; provided that a change in control of the Company that results in the Company becoming part of a larger organization will not, in and of itself and unaccompanied by any material diminution in the duties or responsibilities of Executive, constitute Good Reason;

(c)(i) The failure by the Company to pay or provide to Executive any material portion of his or her then current Base Salary or then current benefits hereunder (except pursuant to a compensation deferral elected by Executive) or (ii) the failure to pay Executive any material portion of deferred compensation under any deferred compensation program of the Company within thirty (30) days of the date such compensation is due and permitted to be paid under Section 409A of the Code, in each case other than any such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers;

(d) The Company’s requiring Executive to be based anywhere other than Atlantic City or Las Vegas (except for required travel on the Company’s business to an extent substantially consistent with Executive’s present business travel obligations); or

(e) The Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 17 hereof.

12. Non-Competition Agreement.

12.1 During the Employment Term (so long as Executive remains employed by the Company or its affiliates) and for a period following the termination of Executive’s employment with the Company and its affiliates equal to the Non-Compete Period (as defined below), he or she will not, directly or indirectly, engage in any activity, including development activity, whether as an employer, employee, consultant, director, investor, contractor, or otherwise, directly or indirectly, which is in competition with the casino, casino/hotel and/or casino/resort businesses conducted by the Company or any of its subsidiaries or affiliates in the United States, Canada or Mexico or such other location that the Company or an affiliate of the Company conducts significant business operations (a) with respect to periods prior to the termination of Executive’s employment with the Company and its affiliates, at any time during Executive’s active employment period and (b) with respect to periods following the termination of Executive’s employment with the Company and its affiliates, at any time during the twelve months preceding the termination of Executive’s employment with the Company and its affiliates. Notwithstanding anything herein to the contrary, this Section 12.1 shall not prevent Executive from: (i) acquiring securities representing not more than 1% of the outstanding voting securities of any entity the securities of which are traded on a national securities exchange or in the over the counter market; or (ii) obtaining employment in the hotel/resort industry for an entity that does not engage in the casino business. Executive acknowledges that the restrictions described above are reasonable as to both time and geographic scope, as the Company competes for customers with all gaming establishments in these areas. For purposes of this Agreement, “Non-Compete Period” shall mean the following: (w) if the Executive has voluntarily terminated employment with the Company without Good Reason, the notice period under Section 10 (including for the avoidance of doubt, the six-month notice period in the event Executive is going to work or act in competition with the Company as described in Section 13 of this Agreement); (x) (1) if the Company has terminated Executive’s employment with the Company without Cause, (2) if Executive has terminated employment with the Company with Good Reason or (3) if the Company delivers to Executive a Notice of Non-Renewal in accordance with Section 1, the period during which the Company is obligated to pay Executive severance pursuant to Section 9.1, (y) if the Company has terminated Executive’s employment with the Company for Cause, six (6) months, or (z) if the Executive’s employment with the Company is terminated due to disability, the salary continuation period pursuant to Section 9.4.

12.2 If Executive breaches any of the covenants in Section 12.1, then the Company may terminate any of his or her rights under this Agreement, whereupon all of the Company’s obligations under this Agreement shall terminate (including, without limitation, the right to lifetime group insurance) without further obligation to him or her except for obligations that have been paid (except as otherwise provided in Section 12.6), accrued or are vested as of or prior to such termination date. In addition, the Company shall be entitled to seek to enforce any such covenants, including obtaining monetary damages, specific performance and injunctive relief. Executive’s Options and Option Shares will be treated in accordance with the terms of the New Option Plan.

12.3 During the Employment Term (so long as Executive remains employed by the Company or its affiliates) and for a period of eighteen (18) months following the termination of Executive’s employment with the Company and its affiliates, Executive will not, directly or indirectly hire, induce, persuade or attempt to induce or persuade, any salary grade M50 or higher employee of the Company or its subsidiaries, to leave or abandon employment with the Company, its subsidiaries or affiliates, for any reason whatsoever (other than Executive’s personal secretary and/or assistants).

12.4 During the Employment Term (so long as Executive remains employed by the Company or its affiliates) and for a period of eighteen (18) months following the termination of Executive’s employment with the Company and its affiliates, Executive will not communicate with employees, customers, or suppliers of the Company, or its subsidiaries or affiliates of the Company or any principals or employee thereof, or any person or organization in any manner whatsoever that is detrimental to the business interests of the Company, its subsidiaries or affiliates. Executive further agrees from the end of Executive’s full-time employment with the Company and its affiliates not to make statements to the press or general public with respect to the Company or its subsidiaries or affiliates that are detrimental to the Company, its subsidiaries, affiliates or employees without the express written prior authorization of the Company, and the Company agrees that it will not make statements to the press or general public with respect to Executive that are detrimental to him or her without the express written prior authorization of Executive. Notwithstanding the foregoing, Executive shall not be prohibited at the expiration of the non-competition period from pursuing his or her own business interests that may conflict with the interests of the Company.

12.5 Each of Executive and the Company intends and agrees that if, in any action before any court, agency or arbitration tribunal legally empowered to enforce the covenants in this Section 12, any term, restriction, covenant or promise contained herein is found to be unreasonable and, accordingly, unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court, agency or arbitration tribunal.

12.6 Should any court, agency or arbitral tribunal legally empowered to enforce the covenants contained in this Section 12 find that Executive has breached the terms, restrictions, covenants or promises herein in any material respect (except to the extent it has been modified to make it enforceable): (a) the Company will not be obligated to continue to pay Executive the salary or benefits provided for under the severance provisions contained in the Agreement (including all required benefits under benefit plans), and (b) Executive will reimburse the Company any severance benefits received after the date of termination as well as any reasonable costs and attorney fees necessary to secure such repayments. For the avoidance of doubt, the Company shall be entitled to money damages and/or injunctive relief due to Executive’s breach of the terms, restrictions, covenants or promises contained in this Section 12 without regard to whether or not such breach is material, it being understood that the limiting effect of the phrase “in any material respect” in the immediately preceding sentence shall operate solely with respect to the remedies available pursuant to this Section 12.6.

12.7 For the avoidance of doubt, for purposes of this Section 12, “Executive’s employment” shall not include any period of salary continuation hereunder.

12.8 This Section and all of its provisions will survive Executive’s separation from employment for any reason.

13. Confidentiality.

13.1 Executive’s position with the Company will or has resulted in his or her exposure and access to confidential and proprietary information which he or she did not have access to prior to holding the position, which information is of great value to the Company and the disclosure of which by him or her, directly or indirectly, would be irreparably injurious and detrimental to the Company. During his or her term of employment and without limitation thereafter, Executive agrees to use his or her best efforts and to observe the utmost diligence to guard and protect all confidential or proprietary information relating to the Company from disclosure to third parties. Executive shall not at any time during and after the end of his or her full-time active employment, make available, either directly or indirectly, to any competitor or potential competitor of the Company or any of its subsidiaries, or their affiliates, or divulge, disclose, communicate to any firm, corporation or other business entity in any manner whatsoever, any confidential or proprietary information covered or contemplated by this Agreement, unless expressly authorized to do so by the Company in writing. Notwithstanding the above, Executive may provide such Confidential Information if ordered by a federal or state court, arbitrator or any governmental authority, pursuant to subpoena, or as necessary to secure legal and financial counsel from third party professionals or to enforce his or her rights under this Agreement. In such cases, Executive will use his or her reasonable best efforts to notify the Company, at least five (5) business days prior to providing such information, including the nature of the information required to be provided.

13.2 For the purpose of this Agreement, “Confidential Information” shall mean all information of the Company, its subsidiaries and affiliates relating to, or useful in connection with, the business of the Company, its subsidiaries and affiliates, whether or not a “trade secret” within the meaning of applicable law, which is not generally known to the general public and which has been or is from time to time disclosed to, or developed by, Executive as a result of his or her employment with the Company. Confidential Information includes, but is not limited to, the Company’s product development and marketing programs, data, future plans, formula, food and beverage procedures, recipes, finances, financial management systems, player identification systems (Total Rewards), pricing systems, client and customer lists, organizational charts, salary and benefit programs, training programs, computer software, business records, files, drawings, prints, prototyping models, letters, notes, notebooks, reports, and copies thereof, whether prepared by him, her or others, and any other information or documents which Executive is told or reasonably ought to know that the Company regards as confidential.

13.3 Executive agrees that upon separation from employment for any reason whatsoever, he or she shall promptly deliver to the Company all Confidential Information, including but not limited to documents, reports, correspondences, computer printouts, work papers, files, computer lists, telephone and address books, rolodex cards, computer tapes, disks, and any and all records in his or her possession (and all copies thereof) containing any such Confidential Information, and all items created in whole or in part by Executive within the scope of his or her employment even if the items do not contain Confidential Information.

13.4 Executive shall also be required to sign a non-disclosure or confidentiality agreement if Executive is not currently a party to such an agreement with the Company. Such agreement shall also remain in full force and effect, provided that, in the event of any conflict between any such agreement(s) and this Agreement, this Agreement shall control. The form of non-disclosure or confidentiality agreement is attached hereto as Exhibit C.

13.5 This Section and all of its provisions will survive Executive’s separation from employment for any reason.

14. Injunctive Relief. Executive acknowledges and agrees that the terms provided in Sections 12 and 13 are the minimum necessary to protect the Company, its affiliates and subsidiaries, and their successors and assigns, in the use and enjoyment of the Confidential Information and the good will of the business of the Company. Executive further agrees that damages cannot fully and adequately compensate the Company in the event of a breach or violation of the restrictive covenants set forth herein and that without limiting the right of the Company to pursue all other legal and equitable remedies available to it, the Company shall be entitled to seek injunctive relief, including but not limited to a temporary restraining order, preliminary injunction and permanent injunction, to prevent any such violations or any continuation of such violations for the protection of the Company. The granting of injunctive relief will not act as a waiver by the Company of its right to pursue any and all additional remedies.

15. Post Employment Cooperation. Executive agrees that upon separation for any reason from the Company, Executive will cooperate in assuring an orderly transition of all matters being handled by him or her. Upon the Company providing reasonable notice to him or her, he or she will also appear as a witness at the Company’s request and/or assist the Company in any litigation, bankruptcy or similar matter in which the Company or any affiliate thereof is a party or otherwise involved. The Company will defray any reasonable out-of-pocket expenses incurred by Executive in connection with any such appearance. In connection therewith, the Company agrees to indemnify Executive as prescribed in Article Tenth of the Certificate of Incorporation, as amended, of the Company.

16. Release. Upon the termination of Executive’s active full-time employment, and in consideration of and as a condition to the actual receipt of all compensation and benefits described in this Agreement (including without limitation any severance payments pursuant to this Agreement or the Severance Agreement), except for claims arising from the covenants, agreements, and undertakings of the Company as set forth herein and except as prohibited by statutory language, Executive and the Company will enter into an agreement which forever and unconditionally waives and releases Harrah’s Entertainment, Inc., Harrah’s Operating Company, Inc., their subsidiaries and affiliates, and their officers, directors, agents, benefit plan trustees, and employees from any and all claims, whether known or unknown, and regardless of type, cause or nature, including but not limited to claims arising under all salary, vacation, insurance, bonus, stock, and all other benefit plans, and all state and federal anti-discrimination, civil rights and human rights laws, ordinances and statutes, including Title VII of the Civil Rights Act of 1964 and the Age Discrimination in Employment Act, concerning Executive’s employment with Harrah’s Entertainment, Inc., its subsidiaries and affiliates, the cessation of that employment and Executive’s service as a shareholder, employee, officer and director of the Company and its subsidiaries. The form of release is set forth in Exhibit B.

17. Assumption of Agreement on Merger, Consolidation or Sale of Assets. In the event the Company agrees to (a) enter into any merger or consolidation with another company in which the Company is not the surviving company or (b) sell or dispose of all or substantially all of its assets, and the company which is to survive fails to make a written agreement with Executive to either: (1) assume the Company’s financial obligations to Executive under this Agreement or (2) make such other provision for Executive as is reasonably satisfactory to Executive, then Executive shall have the right to resign for Good Reason as defined under this Agreement.

18. Assurances on Liquidation. The Company agrees that until the termination of this Agreement as above provided, it will not voluntarily liquidate or dissolve without first making a full settlement or, at the discretion of Executive, a written agreement with Executive satisfactory to and approved by him or her in writing, in fulfillment of or in lieu of its obligations to him or her under this Agreement.

19. Amendments; Entire Agreement. This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto. This Agreement and the New Option Plan and, to the extent expressly provided herein, the Severance Agreement (as modified herein), contain the entire agreement between the parties concerning the subject matter hereof and supersede all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement and the New Option Plan, including without limitation the Prior Employment Agreement.

20. Assignment.

20.1 Except as otherwise provided in Section 20.2, this Agreement cannot be assigned by either party hereto, except with the written consent of the other. Any assignment of this Agreement by either party shall not relieve such party of its or his or her obligations hereunder.

20.2 The Company may elect to perform any or all of its obligations under this Agreement through a subsidiary or affiliate, and if the Company so elects, Executive will be an employee of such subsidiary or affiliate. Notwithstanding any such election, the Company’s obligations to Executive under this Agreement will continue in full force and effect as obligations of the Company, and the Company shall retain primary liability for their performance.

21. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Company.

22. Governing Law. This Agreement shall be governed by the laws of the State of Nevada as to all matters, including but not limited to matters of validity, construction, effect and performance.

23. Jurisdiction. Any judicial proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or any agreement identified herein may be brought only in state or federal courts of the State of Nevada, and by the execution and delivery of this Agreement, each of the parties hereto accepts for themselves the exclusive jurisdiction of the aforesaid courts and irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such proceedings, waives any objection to venue laid therein and agrees to be bound by the judgment rendered thereby in connection with this Agreement or any agreement identified herein.

24. Notices. Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his, her or its address by written notice in accordance with this Section 24. Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

If to Executive:

And to:

If to Company:	Harrah’s Operating Company, Inc. One Caesars Palace Drive Las Vegas, NV 89109 Attn: General Counsel

25. Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

26. Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

27. Withholding Taxes. Any payments or benefits to be made or provided to Executive pursuant to this Agreement shall be subject to any withholding tax (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

28. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Executive has hereunto set his or her hand and the Company has caused this Agreement to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized.

Executive

Harrah’s Operating Company, Inc.

By:
Its: